ARTICLES OF INCORPORATION

OF

J. MARCUS ENTERPRISES, INC.

The undersigned, a natural person at least eighteen years of age, acting as Incorporator for the purpose of forming a corporation pursuant to the provisions of the Florida General Corporation Act, hereby certifies and adopts the following Articles of Incorporation:

Article I

The name of the corporation is J. MARCUS ENTERPRISES, INC.

Article II

The period of duration is perpetual.

Article III

The date and time of the commencement of the corporate existence shall be the date of the filing of these Articles by the Department of State for the State of Florida.

Article IV

The purpose or purposes for which the corporation is organized is to engage in the transaction of any or all lawful business for which the corporation may be incorporated under the provisions of the Florida General Corporation Act of the State of Florida.

Article V

The aggregate number of shares which the corporation shall have the authority to issue is Ten Thousand (10,000) shares of capital stock, $.001 par value.

Article VI

The number of directors constituting the initial Board of Directors of the corporation is a minimum of one (1). The number of directors may be increased or diminished from time to time pursuant to the By-laws of the corporation, but shall never be less than one (1). The name and address of the person who is to serve as Director until the first annual meeting of shareholders or until his successor is elected and shall qualify is:

Mark J. Bryn 444 Brickell Avenue Miami, FL 33131	Director/Secretary

Article VII

The principal place of business and mailing address of this corporation is:

444 Brickell Avenue

Miami, FL 33131

Article VIII

The name and address of the initial incorporator, the initial Registered Agent and initial registered office is:

MARK J. BRYN

444 Brickell Avenue

Miami, FL 33131

Article IX

The initial by-laws of the corporation shall be adopted by the Board of Directors. Thereafter, by-laws of the corporation may be adopted, altered, amended or repealed from time to time by either the shareholders or the Board of Directors, but the Board of Directors shall not alter, amend or repeal any by-laws adopted by the shareholders if the shareholders specifically provide that such by-laws are not subject to amendment or repeal by the director.

Date 27th day of January, 1992.

IN WITNESS WHEREOF, the undersigned incorporator executed these Articles of Incorporation this 27th day of January, 1992.

/s/ Mark J. Bryn

Mark J. Bryn

Incorporator and Initial

Registered Agent

State of Florida

County of Dade

BEFORE ME, the undersigned authority, personally appeared Mark J. Bryn, personally known to me to be the person described in and who executed the foregoing Articles of Incorporation of J. Marcus Enterprises, Inc., this 21 day of January 1992.

My commission expires: Notary Public State of Florida My commission Exp. Nov. 18, 1994 Bonded Thru General Ins. Und.	/s/ ------------------------ __________________________________ Notary Public, State of Florida at Large